Exhibit 5.1
July 8, 2021
Ascend Wellness Holdings, Inc.
1411 Broadway 16th Floor
New York, NY 10016
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Ascend Wellness Holdings, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) up to 17,000,000 shares of Class A common stock of the Company, par value $0.001 per share (the “2021 Shares”), that may be issued pursuant to the Ascend Wellness Holdings, Inc. 2021 Stock Incentive Plan (the “2021 Plan”), (ii) up to 4,000,000 shares of Class A common stock of the Company, par value $0.001 per share (the “ESPP Shares”), that may be issued pursuant to the Ascend Wellness Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and (iii) 5,600,000 shares of Class A common stock of the Company, par value $0.001 per share, previously issued under the Ascend Wellness Holdings, LLC 2020 Equity Incentive Plan being registered for resale by certain securityholders.
We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.
Based on the foregoing, we are of the opinion that the 2021 Shares, when issued, delivered and paid for in accordance with the 2021 Plan, will be validly issued, fully paid and non-assessable and that the ESPP Shares, when issued, delivered and paid for in accordance with the ESPP, will be validly issued, fully paid and non-assessable.
Our opinions expressed above are limited to the Delaware General Corporation Law.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Dorsey & Whitney LLP
JBG/RBR
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